EXHIBIT 11


                             SUPERIOR SERVICES, INC.
                         EARNINGS PER SHARE CALCULATIONS


   The following table reconciles the number of common shares outstanding with the number of common shares used in computing earnings per share:


                                            For the Year     For the Year
                                                Ended           Ended
                                            December 31,     December 31,
                                                1995             1996

    Common shares outstanding                   9,886,815    17,021,449

    Effect of using weighted average
    common shares during the period                45,704     (944,755)

    Effect of shares issued under
    stock options                                 223,625       367,563

    Effect of weighted average shares
    issuable upon conversion of Series
    A Preferred Stock                           3,317,890          ---
                                               ----------    ----------
    Common shares and common share
    equivalents used in computing
    earnings per share                         13,474,034    16,444,257
                                               ==========    ==========